UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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National Research Corporation

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National Research Corporation

D/B/A NRC Health

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2018

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Wednesday, May 30, 2018, at 3:00 P.M., local time, at the Embassy Suites hotel located at 1040 P Street, Lincoln, Nebraska 68508, for the following purposes:

1.     To elect two directors to hold office until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified.

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018.

3.     To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement.

4.     To approve amendments to the National Research Corporation 2004 Non-Employee Director Stock Plan.

5.     To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on April 18, 2018, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION

Kevin R. Karas Secretary

Lincoln, Nebraska

April 27, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 30, 2018. The National Research Corporation proxy statement for the 2018 Annual Meeting of Shareholders and the 2017 Annual Report to Shareholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2018

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (the “Company”), beginning on or about April 27, 2018, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Wednesday, May 30, 2018, at 3:00 P.M., local time, at the Embassy Suites hotel located at 1040 P Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●	FOR the two persons nominated for election as directors referred to herein;

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018;

●

FOR the advisory vote to approve the compensation of the individuals named in the Summary Compensation Table set forth below in this proxy statement (such group of individuals are sometimes referred to as our named executive officers);

●	FOR the amendments to the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended (the “Director Plan”); and

●	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of two directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018, the advisory vote to approve the compensation of our named executive officers and the amendments to the Director Plan, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at the close of business on April 18, 2018 (the “Record Date”), are entitled to vote at the Annual Meeting.  On that date, the Company had outstanding and entitled to vote 24,608,700 shares of Common Stock, each of which is entitled to one vote per share. The presence of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2021 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected.  However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information, as of April 18, 2018, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2021 Annual Meeting

Michael D. Hays, 63, has served as Chief Executive Officer and a director since he founded the Company in 1981. He also served as President of the Company from 1981 to 2004 and from July 2008 to July 2011. Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization). Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 65, has served as a director of the Company since December 1997. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology. During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions including, Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. These responsibilities included leading several business units, including one with over $360 million in annual revenue. In addition, he was involved in managing a number of mergers and acquisitions. Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology. These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2019 Annual Meeting

Donald M. Berwick, 71, has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is also currently a Lecturer in the Department of Health Care Policy at Harvard Medical School. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999). Dr. Berwick’s expertise as a professional, administrator, lecturer and educator in the field of healthcare led to the conclusion that he should serve as a director of the Company.

Terms expiring at the 2020 Annual Meeting

JoAnn M. Martin, 63, has served as a director of the Company since June 2001. Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005 and currently serves as Chair and Chief Executive Officer. From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. In April 2009, Ms. Martin was elected Chief Executive Officer of Ameritas Holding Company and Ameritas Mutual Holding Company (previously named UNIFI Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years, and currently serves as Chief Executive Officer of Ameritas Mutual Holding Company. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin also serves as a director of Ameritas Mutual Holding Company and/or its affiliates. Ms. Martin’s financial background as a certified public accountant and as the former Chief Financial Officer and current Chief Executive Officer of a mutual insurance holding company, as well as her past leadership experiences as a director of the Omaha Branch of the Federal Reserve Bank of Kansas City and other organizations, led to the conclusion that she should serve as a director of the Company.

Barbara J. Mowry, 70, has served as a director of the Company since May 2014. Ms. Mowry founded, and is currently the Chief Executive Officer of, GoreCreek Advisors, a management consulting firm. Prior to founding GoreCreek Advisors, Ms. Mowry served as Senior Vice President - Data Integration of Oracle Corporation, an industry leading software, hardware and services company, from January 2010 through March 2011, and as President and Chief Executive Officer of Silver Creek Systems, Inc., a data quality solutions software company, from January 2003 to December 2009. Ms. Mowry served as a director of Axion Health (from 2012 to 2014) and the Federal Reserve Bank of Kansas City (from 2012 to 2014) where she was Chair of the Board from 2013 to 2014. Ms. Mowry also serves as a director of IMA Financial Group (since May 2017), a privately held diversified financial services company, and as a director of several not-for-profit organizations, including the Kauffman Foundation (since 2013), the University of Minnesota Executive Committee, Carlson School of Management and the Board of Overseers (since 2004) and the National Association of Corporate Directors Colorado Chapter where she is a Leadership Fellow. Ms. Mowry previously served as a director of Gaiam, Inc. (from 1999 to 2013), Real Goods Solar, Inc. (from 2008 to 2013) and the Denver Branch of the Federal Reserve Bank of Kansas City (from 2008 to 2011). Ms. Mowry’s financial background as a former President and Chief Executive Officer of several companies, a former member of the audit and compensation committees of the boards of directors of Gaiam, Inc. and Real Goods Solar, Inc. and as the current Chief Executive Officer of GoreCreek Advisors, led to the conclusion that she should serve as a director of the Company.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the five directors currently serving on the Board, the Board has determined that Donald M. Berwick, JoAnn M. Martin, Barbara J. Mowry and John N. Nunnelly are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are expected to attend the Company’s annual meeting of shareholders each year. Each of the directors attended the Company’s 2017 annual meeting of shareholders.

Currently, the Company does not have a chairman, and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate. The Board has, however, designated a lead director since 2007, with Ms. Martin serving as the lead director from 2007 until May 2012 and Mr. Nunnelly serving as the lead director since May 2012. The Board believes its current leadership structure is appropriate at this time since it establishes the Company’s chief executive officer as the primary executive leader with one vision and eliminates ambiguity as to who has primary responsibility for the Company’s performance.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer. In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

●

Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

●

Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

●	Have the authority to call meetings of the independent directors as appropriate; and

●	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held 14 meetings in 2017. All incumbent directors attended at least 75% of the meetings of the Board and the committees on which they served during 2017.

The Board has a standing Audit Committee, Compensation Committee, Nominating Committee, Strategic Planning Committee and Leadership Development Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Company makes available copies of each of these charters free of charge on its website located at www.nrchealth.com. Other than the text of the charters, the Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company. The Audit Committee presently consists of JoAnn M. Martin (Chairperson), Barbara J. Mowry and John N. Nunnelly, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant. The Audit Committee held five meetings in 2017.

The Compensation Committee determines compensation programs for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based compensation plans. The Compensation Committee presently consists of Barbara J. Mowry (Chairperson), JoAnn M. Martin and John N. Nunnelly, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for compensation committee members. The Compensation Committee held three meetings in 2017. From time to time, with the last time being in 2015, the Compensation Committee or management of the Company has engaged a nationally recognized compensation consultant to assist the Company in its review of its compensation and benefits programs, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The Compensation Committee, however, did not use this information in setting the compensation of the Company’s executive officers in 2017.

The Nominating Committee presently consists of Donald M. Berwick (Chairperson), Barbara J. Mowry and John N. Nunnelly, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee held two meetings in 2017.

The Strategic Planning Committee assists the Board in reviewing and, as necessary, altering, the Company’s strategic plan, reviewing industry trends and their effects, if any, on the Company and assessing the Company’s products, services and offerings and the viability of such portfolio in meeting the needs of the markets that the Company serves. John N. Nunnelly (Chairperson), Donald M. Berwick, JoAnn M. Martin and Barbara J. Mowry are the current members of the Strategic Planning Committee. The Strategic Planning Committee held one meeting in 2017.

The Leadership Development Committee assists the Board in reviewing the Company’s strategy to attract, develop and retain its associates. The Leadership Development Committee presently consists of Donald M. Berwick, JoAnn M. Martin and John N. Nunnelly. The Leadership Development Committee did not hold any meetings in 2017.

Board Oversight of Risk

The full Board is responsible for the oversight of the Company’s operational and strategic risk management process. The Board relies on its Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on its Compensation Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-Laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

●	A director must display high personal and professional ethics, integrity and values.

●	A director must have the ability to exercise sound business judgment.

●

A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

●	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

●	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

●	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

●

At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

●

One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body. The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board. As part of its annual self-evaluation, the Nominating Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates.

Transactions with Related Persons

Except as otherwise disclosed in this section, we had no related person transactions during 2017, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

●	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the common stock or any of their immediate family members; and

●

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Ms. Martin, a director of the Company, serves as President and Chief Executive Officer of Ameritas Life Insurance Corp. In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith, which is conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $248,000 in 2017 and $232,000 in 2016.

Mr. Hays, the founder, Chief Executive Officer and director of the Company, is an owner of 14% of the equity interest of Nebraska Global Investment Company LLC (“Nebraska Global”). The Company, directly or indirectly through its former subsidiary Customer-Connect LLC, purchased certain services from Nebraska Global, primarily consisting of software development services. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $12,500 in 2017 and $488,000 in 2016.

On April 17, 2018, the Company completed a recapitalization whereby the Company exchanged one share of its then-existing class A common stock, plus $19.59 in cash, without interest, for each share of its then-existing class B common stock and, following such exchange, each share of class A common stock was reclassified as a share of Common Stock (collectively, the “2018 Recapitalization”).

Mr. Hays, the founder, Chief Executive Officer and director of the Company, personally incurred approximately $538,000 of fees and expenses in connection with exploring strategic alternatives for the Company, including the originally proposed stock split transaction announced by the Company in September 2017 and the 2018 Recapitalization. These fees and expenses were attributable to the evaluation of alternatives and the sourcing and negotiating of financing for the alternatives, all of which would have been borne directly by the Company if they had not been advanced by Mr. Hays, and included approximately $182,000 for legal services, approximately $224,000 for advisory services and approximately $132,000 for financial modeling services. Mr. Hays advanced these funds personally in order to maintain the confidentiality of the evaluation of such alternatives and allow our management team to maintain its focus on our business and operations. The Company reimbursed Mr. Hays following the review of these fees and expenses, and the unanimous approval of such reimbursement, by the Audit Committee pursuant to our related person transactions policy and procedures.

During 2017, the Company acquired a cost method investment in convertible preferred stock of PracticingExcellence.com, Inc., a privately-held Delaware corporation (“PX”). Prior to the investment, the Company entered into an agreement with PX, under which the Company acts as a reseller of PX services (the “PX reseller agreement”). Additionally, the Company acquired content licenses from PX for content that the Company includes in certain of its subscription services. The total revenue earned from the PX reseller agreement was $633,000 in 2017 and $28,000 in 2016. The total amount paid for licensed content from PX in 2017 was $250,000. There were no such purchases in 2016. These transactions were conducted at arms’ length and approved by the Audit Committee pursuant to our related person transaction policies and procedures

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to NRC Health, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Kevin R. Karas, Secretary, 1245 Q Street, Lincoln, Nebraska 68508. The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

2017 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company are compensated as follows: an annual fixed fee of $75,000 for the lead director and $50,000 for each other director. Directors are also reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof. Ms. Martin served as the Company’s lead director from 2007 to May 2012, and Mr. Nunnelly has served as the Company’s lead director since May 2012.

Pursuant to the Director Plan, each director who is not an associate (i.e., employee) of the Company also receives an annual grant of an option to purchase shares of our Common Stock on the date of each Annual Meeting of Shareholders.  For the period from January 1, 2017 to December 31, 2017, each director who was not an associate of the Company received a grant of an option to purchase 36,000 shares of our then-existing class A common stock and 6,000 shares of our then-existing class B common stock on the date of the 2017 annual meeting. The options had an exercise price equal to the fair market value of the class A common stock and class B common stock, as applicable, on the date of grant and vest one year after the grant date.

As a result of the 2018 Recapitalization and assuming that the amendments to the Director Plan are approved by the shareholders at the Annual Meeting, for the period from January 1, 2018 to December 31, 2018, each director who is not an associate of the Company will receive a grant of options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), or successor rule, on the date of the Annual Meeting. The options will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will vest the day immediately preceding the 2019 annual meeting of shareholders.

The following table sets forth information regarding the compensation received by each of the Company’s directors during 2017:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total

Donald M. Berwick	$50,000	$251,666	$301,666

JoAnn M. Martin	$50,000	$251,666	$301,666

Barbara J. Mowry	$50,000	$251,666	$301,666

John N. Nunnelly	$75,000	$251,666	$326,666

Gail L. Warden(2)	$33,333	--	$33,333

1 Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 7 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2017, December 31, 2016, and December 31, 2015, for a discussion of assumptions made in the valuation of share-based compensation.   As of December 31, 2017, the outstanding option awards for each director were as follows: Dr. Berwick – 108,000 options for then-existing class A common stock and 18,000 options for then-existing class B common stock; Ms. Martin – 252,000 options for then-existing class A common stock and 36,000 options for then-existing class B common stock; Ms. Mowry – 180,000 options for then-existing class A common stock and 30,000 options for then-existing class B common stock; Mr. Nunnelly – 273,084 options for then-existing class A common stock and 48,000 options for then-existing class B common stock; Mr. Warden – 288,000 options for then-existing class A common stock and 60,000 options for then-existing class B common stock.

2 Mr. Warden retired from the Board effective August 30, 2017. In accordance with the terms of the Director Plan, the options granted to him in 2017 were canceled on the date of his retirement.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2017 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements in conformity with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees. In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

JoAnn M. Martin, Chairperson

Barbara J. Mowry

John N. Nunnelly

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date (i.e., April 18, 2018) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors, director nominees and executive officers as a group; and (4) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were 24,608,700 shares of Common Stock outstanding.

	Shares Beneficially Owned

Name of Beneficial Owner	Shares(1)%
Directors and Executive Officers (2)

Michael D. Hays	231,475	(3)(5)	*
Steven D. Jackson	105,476	(5)	*
Kevin R. Karas	66,607	(5)(4)	*
Donald M. Berwick	113,090	(5)	*
JoAnn M. Martin	470,455	(5)	1.9%
Barbara J. Mowry	186,902	(5)	*
John N. Nunnelly	296,657	(5)	1.2%
All directors, nominees and executive officers as a group (seven persons)	1,470,662	(5)	6.0%

Other Holders
K/I/E/Trust Under Agreement 3/9/09 and Kent E. Endacott, as the Special Holdings Direction Advisor under this Trust (6)	5,751,522		23.4%
Amandla MK Trust (i.e., the New Trust) and Patrick E. Beans, as the Special Holdings Direction Advisor under this Trust (7)	7,378,645		30.0%
Kayne Anderson Rudnick Investment Management LLC (8)	2,179,282		8.9%

* Denotes less than 1%.

(1)	The shares of Common Stock listed in this table have been calculated after giving effect to the 2018 Recapitalization.
(2)	The address of all directors and officers is 1245 Q Street, Lincoln, Nebraska 68508.
(3)	Includes 139,182 shares of Common Stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(4)	Includes 20,116 shares of Common Stock pledged as security.
(5)

Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of April 18, 2018, as follows:  Dr. Berwick, 108,000 shares; Mr. Hays, 90,222 shares; Mr. Jackson, 0 shares; Mr. Karas, 46,491 shares; Ms. Martin, 252,000 shares; Mr. Nunnelly, 244,763 shares; Ms. Mowry, 180,000 shares; and all directors, nominees and executive officers as a group, 921,476 shares.

(6)

The trustee of this Trust is Bessemer Trust Company of Delaware, N.A. and its address is 1007 N. Orange Street, Suite 1450, Wilmington, Delaware 19801. The address of the Special Holdings Direction Advisor for this Trust is c/o Woods & Aitken LLP, 301 South 13th Street, Suite 500, Lincoln, Nebraska 68508.

(7)

The trustee of this Trust is The Bryn Mawr Trust Company of Delaware and its address is 20 Montchanin Road, Suite 100, Greenville, Delaware 19807. The address of the Special Holdings Direction Advisor for this Trust is 709 Pier 2, Lincoln, Nebraska 68528.

(8)

The number of shares owned set forth above in the table is as of or about December 31, 2017 as reported by Kayne Anderson Rudnick Investment Management LLC in its amended Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. This shareholder reports sole voting and dispositive power with respect 414,169 of these shares and shared voting and dispositive power with respect to 1,765,113 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2017, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements, except that a Form 4 for Mr. Jackson (reporting a transaction relating to the vesting of certain restricted stock awards) was not timely filed.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018.

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018 must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation of the individuals named in the Summary Compensation Table, a group we refer to as our “named executive officers.” In this discussion, the terms “we,” “our,” “us” or similar terms refer to the Company.

Overview of Executive Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, we design our executive compensation and benefit programs to advance the following core principles:

●	Market Driven. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent, committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders.

●	Performance Based. We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals and individual performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Role of the Compensation Committee

The Board appoints the Compensation Committee, which consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934. The following individuals are members of the Compensation Committee:

●	Barbara J. Mowry (Chairperson)

●	JoAnn M. Martin

●	John N. Nunnelly

The Compensation Committee determines compensation programs for our executive officers or recommends such programs to the full Board for approval. The Committee also reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. Periodically, the Compensation Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy. From time to time, the Compensation Committee or management has engaged a nationally recognized compensation consultant to conduct a benchmarking study of executive compensation levels and practices. This market information has, in the past, been used to help inform and shape decisions, but was (and is) neither the only nor the determinative factor in making compensation decisions.

At the time our Compensation Committee recommended, and our Board approved, our named executive officer’s 2017 compensation, our most recent review of our compensation and benefit programs was in late 2015, when our Compensation Committee engaged Aon Hewitt to review our programs before determining compensation for 2016.

In determining compensation levels for our named executive officers in 2017, our Compensation Committee did not engage Aon Hewitt or any other compensation consultant to provide advice concerning executive officer compensation.

One objective of the Compensation Committee in setting compensation for our executive officers, other than our Chief Executive Officer, is to establish base salary at a level to attract and retain highly-qualified individuals. The Compensation Committee’s considerations in setting our Chief Executive Officer’s base salary are described below. For our executive officers other than our Chief Executive Officer, we also consider individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.

The Compensation Committee administers our annual cash incentive program and long-term equity incentive plans and approves all awards made under the program and plans. For annual and long-term incentives, the Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers. In its decision-making process for the long-term incentives for our executive officers, the Compensation Committee considers relevant factors, including our performance and relative shareholder return and the awards given to the executive officer in past years. The Compensation Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance. Adjustments generally become effective in January of each year.

In fulfilling its objectives as described above, the Compensation Committee took the following steps in determining 2017 compensation levels for our named executive officers:

●	Reviewed the performance of our Chief Executive Officer and determined his total compensation;

●	Reviewed the performance of our other executive officers and other key associates (i.e., employees) with assistance from our Chief Executive Officer; and

●

Determined total compensation for our named executive officers based on recommendations by our Chief Executive Officer (as to the other officers) and the Compensation Committee’s review of the Company’s and the individual officer’s performance.

2017 Say on Pay Vote

In May 2017 (after the 2017 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our named executive officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 99% of votes cast in favor. Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation programs.

Total Compensation

We intend to continue our strategy of compensating our executive officers through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance. We believe that the total compensation paid or awarded to the executive officers during 2017 was consistent with our financial performance and the individual performance of each of our executive officers. We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

The Compensation Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer. While Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of comparable companies, he requested that his base salary and targeted overall compensation remain unchanged. The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

The objective of the Compensation Committee is to establish base salary, when aligned with performance incentives, to continue to attract and retain the best talent (with the exception of Mr. Hays’ salary as noted above). We have historically attempted to minimize base salary increases in order to limit our exposure if we do not meet our objectives for financial growth under our incentive compensation program. Consistent with this practice, the Compensation Committee left Mr. Hays’, Mr. Karas’ and Mr. Jackson’s base salaries unchanged from 2016. In the case of Mr. Hays, the decision was based on his request, described above, that his salary not be increased. In the case of Mr. Karas and Mr. Jackson, the decision was based on Company performance and the belief that that Mr. Karas’ and Mr. Jackson’s salaries were at a level to retain their talent.

Base salaries paid to Messrs. Hays, Karas and Jackson represented the following percentages of their total compensation (as calculated for purposes of the Summary Compensation Table).

Base Salary as a Percentage of Total Compensation
Michael D. Hays	54%

Kevin R. Karas	55%

Steven D. Jackson	55%

Annual Cash Incentive

Our executive officers are eligible for annual cash incentive awards under our incentive compensation program. Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations.

We intend for our incentive compensation program to provide an incentive to meet and exceed our financial goals, and to promote a superior level of performance. Within the overall context of our pay philosophy and culture, the program:

●	Provides total cash compensation to attract and retain key executive talent;

●	Aligns pay with organizational performance;

●	Focuses executive attention on key business metrics; and

●	Provides a significant incentive for achieving and exceeding performance goals.

Under our incentive compensation program, the Compensation Committee establishes performance measures for our named executive officers at the beginning of each year. For 2017, the Compensation Committee used our overall revenue and net income as performance measures because the Compensation Committee believes these are key measures of our ability to deliver value to our shareholders for which our named executive officers have primary responsibility. The Compensation Committee weighted the two performance measures equally in determining bonus payouts. The Compensation Committee structured the incentive compensation program so that our named executive officers would receive a bonus based on the percentage of growth in overall revenue and net income in 2017 over 2016, starting from “dollar one” of such growth. Consistent with past years, the Compensation Committee structured the incentive compensation program for our named executive officers to require performance representing growth in revenue or net income for any payout to be received.

The Compensation Committee structured the incentive compensation program to permit payouts to be earned for any growth in revenue and net income because it believed that providing an incentive to achieve growth in these measures would provide an effective incentive to the executive officers in 2017. The Compensation Committee determined that the bonuses under the incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary): the product of the executive officer’s base salary (i) multiplied by the sum of the percentage year over year increase, if any, in overall revenue plus the percentage year over year increase, if any, in overall net income (ii) multiplied by 2.5.

In determining the potential bonus amounts for our named executive officers described above, the Compensation Committee concluded that that payouts determined by these formulas were likely to produce results consistent with our past practice of setting annual target payouts at 50% of base salary, and would continue to provide competitive compensation consistent with our goals for annual incentive awards.

The following table shows amounts actually earned by our named executive officers for 2017, along with the percentages of their total compensation (as calculated for purposes of the Summary Compensation Table) that these amounts represent.

Name	2017 Actual Bonus Percentage of Total Compensation	2017 Actual Bonus Amount
Michael D. Hays	26%	61,534
Kevin R. Karas	26%	137,655
Steven D. Jackson	26%	144,900

Long-Term Equity Incentive

The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value. The Compensation Committee may from time to time approve discretionary awards, however, we generally grant equity-based awards in the following circumstances:

●

Annual Awards. To provide an additional performance incentive for our executive officers and other key management personnel, our executive compensation package generally includes annual grants of stock options. In each year following our 2013 recapitalization pursuant to which we established two classes of common stock (class A common stock and class B common stock), we have granted options to purchase both class A common stock and class B common stock (which we stopped doing in 2018 in light of the proposed recapitalization in 2018 which will eliminate all of our class B common stock).

●

New Hire or Promotion Awards. We also award restricted stock grants to newly hired or promoted executive officers during their first year of participation in our equity incentive program to provide greater alignment between the officers’ interests and those of our shareholders, and to assist in retention.

Options to purchase shares of common stock are typically granted with a per-share exercise price of 100% of the fair market value of a share of the class of common stock subject to the option on the date of grant. The value of the option will be dependent on the future market value of the common stock, which we believe helps to align the economic interests of our key management personnel with the interests of our shareholders. To encourage our key management personnel to continue in employment with us, when we grant restricted stock under the 2006 Equity Incentive Plan to executive officers, we generally impose a 5-year restriction period on the grant.

In determining equity incentive awards for 2017, the Compensation Committee concluded that setting annual target equity awards for our named executive officers at approximately 50% of their respective then-current base salaries would provide competitive compensation consistent with our goals for equity awards. The Compensation Committee generally grants stock options effective on a date in the first week of January. Accordingly, effective January 4, 2017, the Compensation Committee granted options to each of our named executive officers. To determine the number and class of options approximately equal to 50% of an executive officer’s base salary, the Compensation Committee allocated the target equity award amount between class A options and class B options using a six-to-one ratio and divided the applicable portion of the annual target equity award amount by the closing price per share of the applicable class of stock on the day prior to the date of grant. The number of options granted to our named executive officers is shown in the Grants of Plan-Based Awards Table.

For 2017, no performance-based awards were granted to our named executive officers. Our Compensation Committee may, however, consider in the future conditioning awards on the achievement of various performance goals, including return on equity, shareholder value added, earnings from operations, net earnings, net earnings per share, market price of our common stock and/or total shareholder return.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers. Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations. We also maintain group life, health, dental and vision insurance programs for all of our salaried associates, and our named executive officers are eligible to participate in these programs on the same basis as all other eligible associates.

Agreements with Officers

We do not have employment, retention, severance, change of control or similar agreements with any of our executive officers. While we enter into award agreements with our executive officers and other participants under our long-term equity award plans, these agreements and plans do not provide for acceleration of vesting or other benefits upon a change of control or termination.

2017 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers: Michael D. Hays, our Chief Executive Officer; Kevin R. Karas, our Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary; and Steven D. Jackson, our President and Chief Operating Officer. We had no other executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, whose total compensation exceeded $100,000 during 2017. The identification of such named executive officers is determined based on the individual’s total compensation for 2017, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

The following table sets forth for our named executive officers with respect to 2017, 2016 and 2015: (1) the dollar value of base salary earned during the year; (2) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) all other compensation for the year; and (5) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Michael D. Hays	2017	$127,400	--	--	$42,000	$61,534	$4,831	$235,765
Chief Executive Officer	2016	$127,400	--	--	$44,261	$74,656	$2,079	$248,396
	2015	$127,400	--	--	$47,633	$11,211	$3,178	$189,422

Kevin R. Karas	2017	$285,000	--	--	$93,955	$137,655	$5,724	$522,334
Senior Vice President	2016	$283,640	--	--	$99,018	$167,010	$4,727	$554,395
Finance, Chief	2015	$245,700	--	--	$91,866	$21,622	$2,862	$362,050
Financial Officer, Treasurer and Secretary

Steven D. Jackson	2017	$300,000	--	--	$98,899	$144,900	$4,800	$548,599
President(3)	2016	$300,000	--	--	$104,229	$175,800	$400,838	$980,867
	2015	$300,000	--	$1,050,067	--	$26,400	$3,900	$1,380,367

(1)

Represents the aggregate grant date fair value of the stock or option awards, as indicated, granted during the year, computed in accordance with FASB ASC Topic 718. See Note 9 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of assumptions made in the valuation of share-based compensation.

(2)

Represents, for each of our named executive officers, the amount of our 401(k) matching contributions; for Messrs. Hays and Karas, the amount of our health saving account matching contributions; and for Messrs. Karas and Jackson, the amount of our technology allowance.

(3)	Mr. Jackson became our President on October 1, 2015.

GRANTS OF PLAN-BASED AWARDS IN 2017

We maintain the 2006 Equity Incentive Plan and the 2001 Equity Incentive Plan pursuant to which grants may be made to our executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: No. of Shares of Stock or Units(2)	All Other Option Awards: No. of Securities Underlying Options(2)	Exercise or Base Price of Option Awards(2)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Michael D. Hays	1/04/2017	12/19/2016					7,478(3)	$18.80	$19.20	$37,689
	1/04/2017	12/19/2016					1,246(5)	$40.54	$41.72	$4,311
			-(4)	$63,700	$254,800

Kevin R. Karas	1/04/2017	12/19/2016					16,728(3)	$18.80	$19.20	$84,309
	1/04/2017	12/19/2016					2,788(5)	$40.54	$41.72	$9,646
			-(4)	$142,500	$570,000

Steven D. Jackson	1/04/2017	12/19/2016					17,608(3)	$18.80	$19.20	$88,744
	1/04/2017	12/19/2016					2,935(5)	$40.54	$41.72	$10,155
			-(4)	$150,000	$600,000

(1)	These amounts represent only potential payments under the 2017 incentive plan awards; the actual amounts received (if any) are shown in the Summary Compensation Table above.
(2)

The restricted stock and stock option awards were granted under the 2006 Equity Incentive Plan. The exercise price of the stock option awards was equal to the closing stock price on January 3, 2017, the day immediately prior to the grant date.

(3)	Options to purchase shares of class A common stock.
(4)	There were no thresholds for payments under these 2017 incentive plan awards; payments below target would be made for any year-over-year increase in any of the applicable performance measures.
(5)	Options to purchase shares of class B common stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2017, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option, the number of shares of stock that have not vested and the market value of such shares.

	Option Awards				Stock Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable)	No. of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
Michael D. Hays	21,633(1)(3)	-	$7.59	01/04/18	-	-	-	-
	20,109(1)(4)	-	$8.13	01/05/19	-	-	-	-
	26,481(1)(5)	-	$6.30	01/05/20	-	-	-	-
	17,745(1)(6)	-	$9.14	01/05/21	-	-	-	-
	14,949(1)(7)	-	$10.75	01/05/22	-	-	-	-
	2,491(2)(7)	-	$21.50	01/05/22	-	-	-	-
	-	10,938(1)(8)	$14.50	01/07/23	-	-	-	-
	-	1,823(2)(8)	$27.13	01/07/23	-	-	-	-
	-	2,904(1)(9)	$18.80	01/07/24	-	-	-	-
	-	266(2)(9)	$34.15	01/07/24	-	-	-	-
	-	10,014(1)(10)	$13.17	01/06/25	-	-	-	-
	-	1,669(2)(10)	$35.48	01/06/25	-	-	-	-
	-	9,145(1)(11)	$15.23	01/05/26	-	-	-	-
	-	1,524(2)(11)	$34.00	01/05/26	-	-	-	-
	-	7,478(1)(12)	$18.80	01/04/27	-	-	-	-
	-	1,246(2)(12)	$40.54	01/04/27	-	-	-	-

Kevin R. Karas	26,403(1)(7)		$10.75	01/05/22	-	-	-	-
	4,400(2)(7)	-	$21.50	01/05/22	-	-	-	-
	-	20,088(1)(8)	$14.50	01/07/23	-	-	-	-
	-	3,348(2)(8)	$27.13	01/07/23	-	-	-	-
	-	5,334(1)(9)	$18.80	01/07/24	-	-	-	-
	-	489(2)(9)	$34.15	01/07/24	-	-	-	-
	-	19,313(1)(10)	$13.17	01/06/25	-	-	-	-
	-	3,219(2)(10)	$35.48	01/06/25	-	-	-	-
	-	20,458(1)(11)	$15.23	01/05/26	-	-	-	-
	-	3,410(2)(11)	$34.00	01/05/26	-	-	-	-
	-	16,728(1)(12)	$18.80	01/04/27	-	-	-	-
	-	2,788(2)(12)	$40.54	01/04/27	-	-	-	-

Steven D. Jackson	-	21,535(1)(11)	$15.23	01/05/26	52,477(13)	$1,957,392(13)	-	-
	-	3,589(2)(11)	$34.00	01/05/26	8,746(14)	$490,301(14)	-	-
	-	17,608(1)(12)	$18.80	01/04/27	-	-	-	-
	-	2,935(2)(12)	$40.54	01/04/27	-	-	-	-

(1)	Option to purchase shares of class A common stock.
(2)	Option to purchase shares of class B common stock.
(3)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 4, 2013.
(4)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2014.
(5)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2015.
(6)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2016.
(7)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2017.
(8)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 7, 2018.
(9)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 7, 2019.
(10)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 6, 2020.
(11)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2021.
(12)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2022.
(13)

Restricted shares of class A common stock that become fully vested on the fifth anniversary of the grant date, which occurred in 2015. The market value is based on the $37.30 per share closing price of our class A common stock on The NASDAQ Stock Market on December 29, 2017.

(14)	Restricted shares of class B common stock that become fully vested on the fifth anniversary of the grant date, which occurred in 2015. The market value is based on the $56.06 per share closing price of our class B common stock on The NASDAQ Stock Market on December 29, 2017.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael D. Hays	25,068(2)	$305,328	--	--
	--	--	--	--

Kevin R. Karas	--	--	--	--
	--	--	--	--

Steven D. Jackson	--	--	73,506(2)	$2,741,774
	--	--	12,251(3)	$686,791

(1)	Amounts represent the product of the number of shares acquired on exercise multiplied by the excess of the closing market price per share on the date of exercise over the exercise price per share.
(2)	Shares of class A common stock.
(3)	Shares of class B common stock.

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation Committee to address risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from the Company’s compensation policies and practices and considers safeguards against incentives to take excessive risks. Based on its most recent review, the Compensation Committee has concluded that the risks arising from the Company’s compensation policies and practices for its associates are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Barbara J. Mowry, Chairperson

JoAnn M. Martin

John N. Nunnelly

advisory vote on executive COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We are required to hold this vote by Section 14A of the Securities Exchange Act of 1934.  As discussed in the Compensation Discussion and Analysis above, beginning on page 14, we have designed our executive compensation and benefit programs for our executive officers, including our named executive officers, to advance the following core principles:

●	Market Driven. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent, committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders.

●	Performance Based. We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals and individual performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 14 and the tabular and other disclosures on compensation beginning on page 19, and cast an advisory vote either for or against the following resolution:

“Resolved, that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding resolution to approve the Company’s executive compensation program must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter. Shares of the Company’s class A common stock and class B common stock vote together as a single class on this advisory vote.

Based on the outcome of the advisory vote on the frequency of shareholder votes on executive compensation at our 2017 annual shareholders meeting, the Company will ask its shareholders to consider an advisory vote on the compensation of our named executive officers every year until otherwise determined by a vote of our shareholders pursuant to applicable Securities and Exchange Commission rules. The next advisory vote on the compensation of our named executive officers will occur at the 2019 annual meeting of shareholders.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K promulgated under the Securities Exchange Act of 1934, we are providing the following information about the ratio of the median annual total compensation of our associates (i.e., employees) and the annual total compensation of Michael D. Hays, our Chief Executive Officer. For the year ended December 31, 2017:

●	the median of the annual total compensation of all associates of the Company was reasonably estimated to be $53,064; and

●	the annual total compensation of Mr. Hays, was $235,765.

●

Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other associates is estimated to be 4.44 to 1.

We identified our median associate by examining total cash compensation (i.e., base wages plus cash bonuses and/or commissions) of all individuals employed by us on December 1, 2017 (other than Mr. Hays), whether full-time, part-time or on a seasonable basis. We annualized total cash compensation for all permanent associates who were hired after January 1, 2017, as permitted by the rules of the Securities and Exchange Commission. To calculate total cash compensation for any associate paid in currency other than U.S. dollars, we then applied the applicable foreign currency exchange rate in effect on December 1, 2017 to convert such associate’s total cash compensation into U.S. dollars. Once we identified our median associate, we added together all of the elements of such associate’s compensation for 2017 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table.

To calculate our ratio, we divided Mr. Hays’ annual total compensation by the annual total compensation of our median associate. To calculate Mr. Hays’ annual total compensation, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table.

APPROVAL OF AMENDMENTS to THE National research corporation

2004 Non-Employee Director Stock Plan

General

The Company is requesting that the shareholders approve amendments to the Director Plan to (1) change the amount of annual stock option grants made to non-associate (i.e., non-employee) directors and (2) change the vesting terms of the annual stock option grants made to non-associate directors. The Board has unanimously approved the amendments to the Director Plan, contingent upon shareholder approval of the amendments to the Director Plan at the Annual Meeting. If the shareholders approve the amendments to the Director Plan, it will be effective as of the date of the Annual Meeting. In the event the shareholders do not approve the proposed amendments to the Director Plan, the amendments to the Director Plan will not take effect and the existing Director Plan will continue to be administered in its current form. The Board has determined that it is in the best interests of the Company and its shareholders to approve the amendments to the Director Plan and is asking the Company’s shareholders to approve the amendments to the Director Plan.

Amendments to the Director Plan

The following is a summary of the proposed material amendments to the Director Plan, as compared to the Director Plan that was approved at the Company’s 2015 annual meeting of shareholders (the “Existing Plan”), both before and following the 2018 Recapitalization.

●

Prior to the 2018 Recapitalization, under the Existing Plan, on the date of each annual meeting of shareholders, a non-associate director was automatically granted non-qualified stock options to purchase 36,000 shares of our then-existing class A common stock and 6,000 shares of our then-existing class B common stock. Following the 2018 Recapitalization, under the Existing Plan, on the date of each annual meeting of shareholders, a non-associate director is automatically granted non-qualified stock options to purchase 36,000 shares of our Common Stock (no class B common stock options can be granted since that class of stock was eliminated in the 2018 Recapitalization). If the shareholders approve the amendments to the Director Plan, on the date of each annual meeting of shareholders, a non-associate director will automatically be granted non-qualified stock options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with FASB ASC Topic 718, or successor rule.

●

Under the Existing Plan, an annual non-qualified stock option granted to a non-associate director may be exercised commencing one year after the applicable grant date. If the shareholders approve the amendments to the Director Plan, an annual non-qualified stock option granted to a non-associate director may be exercised on the day immediately preceding the next following annual grant date (i.e. the next annual meeting of shareholders).

Except for the changes described above, the Director Plan has not and is not being amended in any material respect.

Description of Director Plan

The following summary description of the Director Plan as amended by such amendments is qualified in its entirety by reference to the full text of the Director Plan, as amended, which is attached to this proxy statement as Appendix A.

Purpose

The purpose of the Director Plan is to promote the best interests of the Company and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

Administration and Eligibility

The Director Plan shall be administered by the Compensation Committee of the Board (the “Committee”), subject to review by the Board. The Committee may adopt such rules and regulations for carrying out the Director Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the Director Plan or any related documents shall be final.

Each member of the Board who is not an associate of the Company or any subsidiary of the Company shall be eligible to receive shares of Common Stock under the Director Plan. The Company currently has four non-associate directors.

Awards Under the Director Plan; Available Shares

The Director Plan provides for automatic and discretionary grants of non-qualified options to non-associate directors of the Company. The total number of shares of Common Stock available for issuance under the Director Plan on and after May 30, 2018 will be 921,000.

Terms of Awards

The Director Plan provides that each non-associate director (if he or she continues to serve in such capacity) will, on the day of the Annual Meeting and each subsequent annual meeting of shareholders, automatically be granted options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with FASB ASC Topic 718, or successor rule. The Director Plan also provides that the Committee or the Board may make discretionary grants of non-qualified options under the Director Plan.

The annual options granted to non-associate directors under the Director Plan become fully exercisable on the day immediately preceding the next following annual grant date (i.e. the next annual meeting of shareholders). Any discretionary grant of options under the Director Plan become fully exercisable one year after the date of grant. However, if a non-associate director ceases to be a director of the Company by reason of death within one year after the date of grant, then the options shall immediately vest and become exercisable in full. Non-associate directors will be entitled to receive the automatic grants under the Director Plan as described above only for so long as the Director Plan remains in effect and a sufficient number of shares are available for the granting of such options thereunder.

The option price per share of any option granted to a non-associate director must be 100% of the “fair market value” of a share of Common Stock on the date of grant of such option. The fair market value of a share on the date of grant to the non-associate director will be the last sale price per share for the Common Stock on The NASDAQ Stock Market on the grant date or, if no trading occurred on the grant date, then the fair market value per share will be determined with reference to the last preceding date on which there was such a sale.

If a non-associate director ceases to be a director of the Company for any reason, other than the death of the director, then all unvested options shall immediately terminate unless otherwise determined by the Committee. All vested options will terminate on the earlier of (a) ten years after the date of grant or (b) three years after the non-associate director ceases to be a director of the Company. Options granted to non-associate directors may be exercised under the Director Plan by payment in full of the exercise price, either in cash or in whole or in part by tendering previously acquired shares of Common Stock having a fair market value on the date of exercise equal to the option exercise price.

Adjustments

In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the Director Plan, the number of shares to be issued pursuant to the automatic grant provisions under the Director Plan, the number of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Director Plan.

Limitations on Transferability

Except to the extent allowed by the Board or the Committee, options granted under the Director Plan may not be transferred other than by will or the laws of descent and distribution.

Amendment

Subject to shareholder approval in certain circumstances and applicable law, the Board may amend the Director Plan at any time or from time to time in any manner that it may deem appropriate.

Effective Date and Termination

The amendments to the Director Plan will be effective on the day of their approval by the shareholders of the Company at the Annual Meeting. Any and all grants made under the Director Plan prior to such shareholder approval are subject to such shareholder approval. The Director Plan will terminate on such date as may be determined by the Board.

Certain Federal Income Tax Consequences

The grant of a non-qualified stock option under the Director Plan creates no income tax consequences to a non-associate director or the Company. A non-associate director who is granted a non-qualified stock option will generally recognize ordinary income at the time of exercise for each underlying share of Common Stock in an amount equal to the excess of the fair market value of the Common Stock at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the non-associate director. A subsequent disposition of the Common Stock will generally give rise to capital gain or loss to the extent the amount realized from the disposition differs from the tax basis, i.e., the fair market value of the Common Stock on the date of exercise. This capital gain or loss will be a long-term or short-term capital gain or loss depending upon the length of time the Common Stock is held prior to the disposition.

New Plan Benefits

Non-qualified stock options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with FASB ASC Topic 718, or successor rule, will be granted by the Company to each of the non-associate directors so serving on May 30, 2018, subject to shareholder approval of the proposed amendments to the Director Plan at the Annual Meeting. The option price per share will be the last sale price per share for the Common Stock on The NASDAQ Stock Market on the grant date or, if no trading occurred on the grant date, then the last preceding date on which there was such a sale. In 2019 and future years, the Company will grant each non-associate director options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with FASB ASC Topic 718, or successor rule. The Company currently cannot determine the amount, if any, of discretionary stock options the Company may grant to non-associate directors in the future. Such determinations will be made from time to time by the Board or the Committee in the future.

The following table sets forth the aggregate number of awards that are expected to be received by the Company’s non-associate directors as a group on the date of the Annual Meeting, assuming the amendments to the Director Plan are approved by the shareholders.

Name of Individual or Group(1)	Dollar Value	Number of Shares Underlying Stock Option Grants

All executive officers, as a group	—	—

All directors who are not executive officers, as a group	$400,000	(2)

All employees who are not executive officers, as a group	—	—

(1)	Executive officers and associates are not eligible to participate in the Director Plan.

(2)

Assuming the amendments to the Director Plan are approved by the shareholders on the date of the Annual Meeting, each non-associate director continuing service with the Company after the meeting will be granted an annual award of non-qualified stock options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000. The actual number non-qualified stock options granted to each non-associate director will be determined on the date of the Annual Meeting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

No executive officers or other associates of the Company are eligible to receive awards under the Director Plan. See “Description of Director Plan — Administration and Eligibility.”

On April 18, 2018, the closing price per share of Common Stock on The NASDAQ Stock Market was $33.95.

Our non-associate directors have an interest in this proposal because they are eligible to receive awards under the Director Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2017, with respect to shares of our then-existing class A common stock and our then-existing class B common stock that may have been issued under the Company’s existing equity compensation plans. The table does not include employee benefit plans intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code. All equity compensation plans are described more fully in Note 9 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2017.

Plan Category Class A shares	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	1,746,634	$13.88	1,786,465	(2)
Equity compensation plans not approved by security holders	--	--	--
Total	1,746,634	$13.88	1,786,465

Plan Category Class B shares	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders (1)	276,716	$31.78	298,689	(2)
Equity compensation plans not approved by security holders	--	--	--
Total	276,716	$31.78	298,689

(1)	Includes the Company’s 2006 Equity Incentive Plan, the Director Plan, and the 2001 Equity Incentive Plan.
(2)

Under the 2006 Equity Incentive Plan, the Company had authority to award up to 327,590 additional shares of restricted class A common stock and 54,599 additional shares of restricted class B common stock to participants, provided that the total of such shares awarded may not exceed the total number of shares remaining available for issuance under the 2006 Equity Incentive Plan, which totaled 865,465 shares of class A common stock and 145,189 shares of class B common stock as of December 31, 2017. The Director Plan provides for granting options for 3,000,000 shares of Class A common stock and 500,000 shares of Class B common stock. Option awards through December 31, 2017 totaled 2,079,000 shares of Class A common stock and 346,500 of Class B common stock. No future awards are available under the 2001 Equity Incentive Plan due to its expiration.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock represented and voted at the Annual Meeting with respect to the Director Plan (assuming a quorum is present) is required to approve the amendments to the Director Plan. Any shares of Common Stock not voted at the Annual Meeting with respect to the amendments to the Director Plan (whether as a result of broker non-votes, abstentions or otherwise) will have no impact on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENTS TO THE DIRECTOR PLAN. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE AMENDMENTS TO THE DIRECTOR PLAN.

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the independent registered public accounting firm for the Company in 2017. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.

The fees to KPMG LLP for the fiscal years ended December 31, 2017, and 2016 were as follows:

	2017	2016
Audit Fees(1)	$498,548	$373,000
Audit-Related Fees(2)	101,941	101,456
Tax Fees(3)	90,567	94,734
All Other Fees	--	--
Total	$691,056	$569,190

___________________

(1)

Audit of annual financial statements, review of financial statements included in Form 10-Q and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Information security audit services, including out-of-pocket expenses.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. In 2017, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Kevin R. Karas, Secretary, NRC Health, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2019 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 28, 2018. In addition, a shareholder who otherwise intends to present business at the 2019 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2019 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 9, 2019, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2019 annual meeting. If the Board chooses to present such proposal at the 2019 annual meeting, then the persons named in proxies solicited by the Board for the 2019 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION

Kevin R. Karas Secretary

April 27, 2018

Appendix A

NATIONAL RESEARCH CORPORATION

2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.      Purpose. The purpose of the National Research Corporation 2004 Non-Employee Director Stock Plan (the “Plan”) is to promote the best interests of National Research Corporation (the “Company”) and its shareholders by providing a means to attract and retain competent independent directors and to provide opportunities for additional stock ownership by such directors which will further increase their proprietary interest in the Company and, consequently, their identification with the interests of the shareholders of the Company.

2.      Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), subject to review by the Board of Directors (the “Board”). The Committee may adopt such rules and regulations for carrying out the Plan as it may deem proper and in the best interests of the Company. The interpretation by the Board of any provision of the Plan or any related documents shall be final.

3.      Stock Subject to the Plan. Subject to adjustment in accordance with the provisions of Section 7, the total number of shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) available for issuance under the Plan on and after May 30, 2018 shall be 921,000. Shares of Common Stock to be delivered under the Plan shall be made available from presently authorized but unissued Common Stock or authorized and issued shares of Common Stock reacquired and held as treasury shares, or a combination thereof. In no event shall the Company be required to issue fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be issued, there shall be paid in lieu thereof one full share of Common Stock.

4.      Eligible Directors. Each member of the Board who is not an employee of the Company or any subsidiary of the Company (each an “Outside Director”) shall be eligible to receive shares of Common Stock under the Plan.

5.      Director Grants.

a.      Initial Grant. On May 21, 2004, each Outside Director shall automatically be granted a one-time nonqualified stock option to purchase 11,000 shares of Common Stock (the “Initial Grant Date”); provided, however, that in the event the shareholders of the Company fail to approve the Plan at the 2005 annual meeting of shareholders, the options granted pursuant to this Section 5(a) shall be deemed to be null and void.

b.      Annual Grants. On the date of each annual meeting of shareholders of the Company (the “Annual Grant Date”), commencing with the meeting held in 2018, an Outside Director, if elected, reelected or retained as an Outside Director at such meeting, shall automatically be granted nonqualified stock options to purchase such number of shares of Common Stock equal to an aggregate grant date fair value of $100,000, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, or successor rule.

c.      Discretionary Grants. The Committee and/or the Board is hereby authorized to grant at any time (the “Discretionary Grant Date”) such additional nonqualified stock options to the Outside Directors as it deems desirable, in its sole discretion; provided, however, that in the event the Committee and/or the Board grants any such additional options prior to shareholder approval of the Plan at the 2005 annual meeting of shareholders and the shareholders fail to approve the Plan at such meeting, the options granted pursuant to this Section 5(c) shall be deemed to be null and void. The terms “Initial Grant Date”, “Annual Grant Date” and “Discretionary Grant Date” shall be hereinafter collectively referred to as the “Grant Date”.

d.      Option Terms. The exercise price of each option granted under the Plan shall be the Fair Market Value (as defined below) of a share of Common Stock on the Grant Date, which shall be payable at the time of exercise in cash, previously acquired shares of Common Stock valued at their Fair Market Value or such other forms or combinations of forms as the Board or the Committee may approve. The term “Fair Market Value” as used herein shall mean the last sale price of the Common Stock as reported on The NASDAQ Stock Market on the Grant Date, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale. Notwithstanding anything in the Plan to the contrary, neither the Committee nor any other person may decrease the exercise price of any option granted under the Plan or take any action that would result in a deemed decrease of the exercise price of an option granted under the Plan under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), after the date of grant, except in accordance with Section 7 hereof and Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations, or in connection with a transaction that is considered the grant of a new option for purposes of Section 409A, provided that the new exercise price is not less than the Fair Market Value of a share of Common Stock on the date of the new grant, determined as if the date of new grant were the Grant Date.

An option may be exercised in whole or in part, from time to time commencing (1) with respect to an option granted on an Annual Grant Date, the day immediately preceding the next following Annual Grant Date, and (2) with respect to any other option, one year after the Grant Date (each such date, the “Vesting Date”), subject to the following limitations:

 i.      If an Outside Director’s status as an Outside Director of the Company terminates because of death prior to the Vesting Date, the option shall become immediately exercisable in full and may be exercised for a period of three years after the date of death.

 ii.      If for any reason other than death an Outside Director ceases to be an Outside Director of the Company prior to the Vesting Date, the option shall be canceled as of the date of such termination unless otherwise determined by the Committee.

 iii.      If an Outside Director ceases to be an Outside Director of the Company for any reason after the Vesting Date, the option shall expire ten years after the Grant Date or if earlier, three years after termination of Outside Director status.

6.      Restrictions on Transfer. Options granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that an Outside Director may, to the extent allowed by the Board or the Committee, and in a manner specified by the Board or the Committee, (a) designate in writing a beneficiary to exercise the option after the Outside Director’s death or (b) transfer any option.

7.      Adjustment Provisions. In the event of any change in the Common Stock by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), stock split, spin-off, merger, consolidation, recapitalization or split-up, combination or exchange of shares, or otherwise, the aggregate number of shares available under the Plan, the number of shares subject to outstanding options and the exercise price of outstanding options shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under the Plan.

8.      Amendment of Plan. The Board shall have the right to amend the Plan at any time or from time to time in any manner that it may deem appropriate.

9.      Documentation of Awards. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board or the Committee may prescribe. The Board and/or the Committee need not require the execution of any instrument or acknowledgement of notice of an award under the Plan, in which case acceptance of such award by the respective Outside Director will constitute agreement to the terms of the award.

10.    Governing Law. The Plan, all awards hereunder, and all determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Wisconsin and applicable federal law.

11.    Effective Date and Termination of the Plan. The Plan shall be effective on the day of its adoption by the Board, May 21, 2004, subject to the approval of the Plan by the shareholders of the Company within twelve months of the effective date, and any and all grants made under the Plan prior to such approval shall be subject to such approval. The provisions of this Plan, as amended and restated, shall be effective May 30, 2018. The Plan shall terminate on such date as may be determined by the Board.

PROXY

▼ PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED ▼

NATIONAL RESEARCH CORPORATION

D/B/A NRC HEALTH

2018 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Kevin R. Karas, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation held of record by the undersigned on April 18, 2018, at the Annual Meeting of Shareholders to be held on May 30, 2018, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018, “FOR” approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement, and “FOR” the amendments to the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended. THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2018, “FOR” approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement, and “FOR” the amendmentS to the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended.

1. ELECTION OF DIRECTORS:	1. Michael D. Hays (Term expiring at the 2021 Annual Meeting) 2. John N. Nunnelly (Term expiring at the 2021 Annual Meeting)

☐	FOR the nominees listed above (except as specified below).	☐	WITHHOLD AUTHORITY to vote for the nominees listed above.

(Instructions: To withhold authority to vote for any indicated nominee(s), write the name(s) of the nominee(s) in the box provided to the right.)

2.	VOTE ON THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT:

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	VOTE ON THE AMENDMENTS TO THE NATIONALRESEARCH CORPORATION 2004 NON-EMPLOYEE DIRECTOR STOCK PLAN, AS AMENDED:

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date _______________________, 2018

Check appropriate box indicating changes below: Address Change? ☐ Name Change? ☐	NO. OF SHARES __________
☐ Please check this box if you plan to attend the Annual Meeting. Number of persons attending: _____.	__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in BoxPlease sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.